Exhibit 10.4

[FORM OF] TRANSACTION SUPPORT AGREEMENT

This TRANSACTION SUPPORT AGREEMENT (this “Agreement”) is entered into as of May 1, 2021, by and among Montes Archimedes Acquisition Corp., a Delaware corporation (“MAAC”), Roivant Sciences Ltd., a Bermuda exempted limited company (the “Company”), and [•], a [•] ([collectively,] the “Shareholder”).1 Each of MAAC, the Company and the Shareholder are sometimes referred to herein individually as a “Party” and collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, concurrently with the execution of this Agreement, MAAC, the Company and Rhine Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub”), entered into that certain Business Combination Agreement (as amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”);

WHEREAS, the Business Combination Agreement contemplates that, on the terms and subject to the conditions therein, (a) on the Closing Date prior to the Closing, the Company will consummate the Company Pre-Closing Steps, and (b) on the Closing Date promptly following consummation of the Company Pre-Closing Steps, Merger Sub will merge with and into MAAC, with MAAC as the surviving corporation in the merger and, after giving effect to such merger, becoming a wholly-owned Subsidiary of the Company;

WHEREAS, the Shareholder is, as of the date hereof, the record and beneficial owner of the number and class or series (as applicable) of the Company Pre-Closing Common Shares set forth on Schedule A hereto (together with any other Company Pre-Closing Common Shares that the Shareholder acquires record or beneficial ownership of after the date hereof and prior to the Effective Time, collectively, the “Subject Company Shares”);

WHEREAS, in consideration for the benefits to be received by the Shareholder under the terms of the Business Combination Agreement and as a material inducement to the Company and MAAC agreeing to enter into and consummate the transactions contemplated by the Business Combination Agreement, the Shareholder agrees to enter into this Agreement and to be bound by the agreements, covenants and obligations contained in this Agreement; and

WHEREAS, the Parties acknowledge and agree that the Company and MAAC would not have entered into and agreed to consummate the transactions contemplated by the Business Combination Agreement without the Shareholder entering into this Agreement and agreeing to be bound by the agreements, covenants and obligations contained in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

[1]	With respect to institutional investors, this Agreement is to be executed by all entities that hold Company Pre-Closing Common Shares.

AGREEMENT

1. Company Shareholder Consent and Related Matters. Prior to the earlier of (A) the termination of this Agreement in accordance with its terms and (B) the Effective Time, (i) to the extent that it is necessary or reasonably advisable, in each case, as mutually reasonably determined and agreed by MAAC and the Company (such determination and agreement not to be unreasonably withheld, conditioned or delayed by either MAAC or the Company, as applicable) for matters, actions or proposals to be approved by the Shareholder in connection with, or otherwise in furtherance of, the transactions contemplated by the Business Combination Agreement and/or the Ancillary Documents, if any, the Shareholder shall vote (or cause to be voted) the Subject Company Shares in favor of and/or consent to any such matters, actions or proposals promptly following written request thereof from MAAC and the Company, as applicable (provided, however, that the Shareholder shall not be required to vote for, or consent to, any action that would result in any adverse economic or other material changes to the form of the Business Combination Agreement and/or the Ancillary Documents as approved by the Board of Directors of the Company on or prior to the date hereof (any such action, an “Adverse Action”)), and (ii) the Shareholder shall vote (or cause to be voted) the Subject Company Shares against and withhold consent with respect to (A) any Company Acquisition Proposal or (B) any other matter, action or proposal that would reasonably be expected to result in (x) a breach of any of the Company’s covenants, agreements or obligations under the Business Combination Agreement or (y) any of the conditions to the Closing set forth in Article VI of the Business Combination Agreement not being satisfied.

2. Other Covenants and Agreements.

(a) The Shareholder and the Company hereby agrees that, notwithstanding anything to the contrary in any such agreement, (i) each of the agreements set forth on Schedule B hereto shall be automatically terminated and of no further force and effect (including any provisions of any such agreement that, by its terms, survive such termination, effective as of, and subject to and conditioned upon the occurrence of, the Closing and (ii) upon such termination neither the Company nor any of its Affiliates (including the other Group Companies and, from and after the Effective Time, MAAC and its Affiliates) shall have any further Liabilities under each such agreement.

(b) The Shareholder acknowledges and agrees that the Shareholder is, and during the term of this Agreement shall continue to be, bound by the confidentiality obligations set forth in the Sixth Amended and Restated Shareholders Agreement, dated June 17, 2020, by and among the Company and the Company Shareholders party thereto (the “Shareholders Agreement”).

(c) The Shareholder shall not, and the Shareholder shall cause its controlled Affiliates and its and their respective officers and directors not to, and shall use reasonable best efforts to cause its other Representatives not to, at or at any time prior to the Effective Time, issue any press releases or make any public announcements with respect to this Agreement, the Business Combination Agreement or the transactions contemplated hereby or thereby that contain any information that is not, at the applicable time, already publicly available (other than as a result of disclosure by the Shareholder in violation of any applicable confidentiality obligations) without the prior written consent of the Company and MAAC; provided, however, that the Shareholder and its Representatives may issue or make, as applicable, any such press release, public announcement or other communication if such press release, public announcement or other communication is required by applicable Law or applicable rule of a stock exchange on which its or any of its Affiliates’ securities are listed, in which case the Shareholder or its applicable Representatives shall, to the extent reasonably practicable and unless and to the extent prohibited by such applicable Law, reasonably consult with the Company and MAAC in connection therewith and provide the Company and MAAC with an opportunity to review and comment on such press release, public announcement or communication and shall consider any such comments in good faith. Notwithstanding anything to the contrary in this Section 2(c) or otherwise in this Agreement, the Shareholder and its Representatives may provide general information about the subject matter of this Agreement, the Business Combination Agreement and the transactions contemplated hereby and thereby (1) to their respective affiliates, their and their affiliates’ respective directors, officers, employees, partners, members, agents, attorneys, consultants and financial and other advisors, and potential sources of capital (including potential limited partners), (2)

to the extent required by any federal, state, national, foreign or other regulatory or self-regulatory authority having jurisdiction over the Shareholder or its Representatives, (3) to any Person if necessary to effect compliance with any law, rule, regulation, investigation, audit, request or order of a Governmental Entity of competent jurisdiction that is applicable to the Shareholder or its Representatives, including in response to any subpoena or other legal process, audit or examinations or (4) to any direct or indirect former, current or prospective investor or in connection with normal fund raising or related marketing or informational or reporting activities (so long as, in the case of this clause (4), the recipients of such information are subject to customary confidentiality obligations prior to the receipt of such information); provided further that in the case of the foregoing clause (1), the recipients of such information are subject to policies to protect such confidential information or agree to hold confidential the information in a manner substantially consistent with the terms of the confidentiality provisions of the Shareholders Agreement and that, in the case of the foregoing clauses (2) and (3), the Shareholder or its Representatives promptly notifies the Company of such disclosure to the extent the Shareholder or its Representatives are legally permitted to give such notice and it is reasonably practicable; provided further that no such notice shall be required where disclosure is made (x) in response to and required by a general request by a regulatory or self-regulatory authority of competent jurisdiction or (y) in connection with and required by a routine audit or examination by a bank examiner or auditor and such audit or examination does not reference the Company, this Agreement or the Business Combination Agreement.

(d) The Shareholder (i) shall be bound by and subject to Section 8.18 (Trust Account Waiver) of the Business Combination Agreement to the same extent as such provisions apply to the Company, as if the Shareholder is directly party thereto, and (ii) shall vote its Company Pre-Closing Common Shares, exercise its director appointment and termination rights, execute any documents and otherwise use its reasonable best efforts to take, or cause to be taken, all actions, in each case, as may be necessary or appropriate so that, immediately after the Effective Time, the Company Board consists of the number of directors, and is comprised of the individuals, determined pursuant to Section 5.16(a) (Post-Closing Directors) of the Business Combination Agreement.

(e) [Except with respect to the transactions contemplated by the PIPE Subscription Agreement entered into by and among the Shareholder, the Company and MAAC on the date hereof (the “Shareholder PIPE Subscription”),]2 if applicable, the Shareholder hereby agrees to promptly execute and deliver all additional agreements, documents or instruments, take, or cause to be taken, all actions and provide, or cause to be provided, all additional information or other materials as may be necessary or reasonably advisable, in each case, as mutually reasonably determined and agreed to by MAAC and the Company (such determination and agreement not to be unreasonably withheld, conditioned or delayed by either MAAC or the Company), in connection with, or otherwise in furtherance of, the transactions and the other covenants and agreements contemplated by the Business Combination Agreement or this Agreement (provided, however, that in no event shall the Shareholder be obligated to take, approve or consent to an Adverse Action). Notwithstanding the foregoing, the Shareholder shall not be required to provide any information which is, based on the advice of outside counsel, subject to legal privilege.

(f) [The Shareholder hereby acknowledges and agrees that, in connection with the consummation of the Company Pre-Closing Steps on the Closing Date, all of the Non-Voting Common Shares held by the Shareholder as of immediately prior to such consummation of the Company Pre-Closing Steps will be converted on a one for one basis into voting Company Pre-Closing Common Shares (the “Share Conversion”), subject to the prior expiration or termination of the applicable waiting period under the HSR Act with respect to such Share Conversion. Without limiting Section 2(e), the Shareholder shall use reasonable best efforts to take any actions reasonably necessary or appropriate to cause the Share Conversion to be consummated, including by (A) making any appropriate filings pursuant to the HSR Act

[2]	Note to Draft: To be included for Company shareholders that are also PIPE investors.

with respect to the Share Conversion as promptly as reasonably practicable (and in any event within ten (10) Business Days) following the date of this Agreement, (B) obtaining any other approvals of any Governmental Entity as may be required in connection with the Share Conversion and (C) responding as promptly as reasonably practicable to any requests by any Governmental Entity for additional information and documentary material that may be requested pursuant to the HSR Act or in connection with such other required approvals of any Governmental Entity. Without limiting the foregoing, the Shareholder and its applicable Affiliates shall not extend any waiting period, review period or comparable period under the HSR Act or in connection with such other required approvals of any Governmental Entity or enter into any agreement with any Governmental Entity not to consummate the Share Conversion except with the prior written consent of the Company and MAAC. The Shareholder shall promptly inform the Company and MAAC of any communication received by the Shareholder from any Governmental Entity regarding the Share Conversion. The Shareholder shall give the Company and its counsel, and MAAC and its counsel, a reasonable opportunity to review in advance, and consider in good faith the views thereof in connection with, any proposed written communication to any Governmental Entity relating to the Share Conversion. The Shareholder agrees not to participate in any substantive meeting or discussion, either in person or by telephone with any Governmental Entity in connection with the Share Conversion unless it consults with the Company and MAAC in advance and, to the extent not prohibited by such Governmental Entity, gives the Company and MAAC the opportunity to attend and participate in such meeting or discussion.]3

(g) [Without limiting Section 2(e), the Shareholder shall use reasonable best efforts to consummate the Shareholder PIPE Subscription, including by (A) making any appropriate filings pursuant to the HSR Act with respect to the Shareholder PIPE Subscription as promptly as reasonably practicable (and in any event within ten (10) Business Days) following the date of this Agreement, (B) obtaining any other approvals of any Governmental Entity as may be required in connection with the Shareholder PIPE Subscription and (C) responding as promptly as reasonably practicable to any requests by any Governmental Entity for additional information and documentary material that may be requested pursuant to the HSR Act or in connection with such other required approvals of any Governmental Entity. Without limiting the foregoing, the Shareholder and its applicable Affiliates shall not extend any waiting period, review period or comparable period under the HSR Act or in connection with such other required approvals of any Governmental Entity except with the prior written consent of the Company and MAAC. Notwithstanding anything to the contrary contained herein, it is expressly understood and agreed that: (i) the Shareholder shall have no obligation to litigate or contest any Proceeding in respect of such filings and approvals and (ii) the Shareholder shall be under no obligation to proffer, make proposals, negotiate, execute, carry out or submit to agreements or Orders providing for (A) the sale, transfer, license, divestiture, encumbrance or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets, categories of assets, operations or categories of operations of the Shareholder or any of its Affiliates, (B) the discontinuation of any product or service of the Shareholder or any of its Affiliates, or (C) the imposition of any limitation or regulation on the ability of the Shareholder or any of its Affiliates to freely conduct their business or own their respective assets. The Shareholder shall promptly inform the Company and MAAC of any communication received by the Shareholder from any Governmental Entity regarding the Shareholder PIPE Subscription. The Shareholder shall give the Company and its counsel, and MAAC and its counsel, a reasonable opportunity to review in advance, and consider in good faith the views thereof in connection with, any proposed written communication to any Governmental Entity relating to the Shareholder PIPE Subscription. The Shareholder agrees not to participate in any substantive meeting or discussion, either in person or by telephone with any Governmental Entity in connection with the Shareholder PIPE Subscription unless it consults with the Company and MAAC in advance and, to the extent not prohibited by such Governmental Entity, gives the Company and MAAC the opportunity to attend and participate in such meeting or discussion. For the avoidance of doubt, it is hereby acknowledged and agreed that nothing in this Agreement shall limit the conditions set forth in Section 3(a) and 3(c) of the PIPE Subscription Agreement entered into in connection with the Shareholder PIPE Subscription.]4

[3]	Note to Draft: To be included for the Founder.
[4]	Note to Draft: To be included for Shareholders whose participation in the PIPE Financing requires an HSR filing or other governmental approvals.

(h) [The Shareholder agrees not to participate in any Piggyback Registration (as defined in the Registration Rights Agreement) pursuant to Section 2 of the Registration Rights Agreement during the Holdback Period (as defined in the Registration Rights Agreement).]5

(i) The Shareholder acknowledges and agrees that MAAC and the Company are entering into the Business Combination Agreement in reliance upon the Shareholder entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the agreements, covenants and obligations contained in this Agreement and, but for the Shareholder entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the agreements, covenants and obligations contained in this Agreement, MAAC and the Company would not have entered into or agreed to consummate the transactions contemplated by the Business Combination Agreement.

3. Shareholder Representations and Warranties. The Shareholder represents and warrants to MAAC as follows:

(a) If the Shareholder is not an individual, the Shareholder is a corporation, limited liability company or other applicable business entity duly organized or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation or organization (as applicable).

(b) The Shareholder (if not an individual) has the requisite corporate, limited liability company or other similar power and authority and, if the Shareholder is an individual, legal capacity to execute and deliver this Agreement, to perform his, her or its covenants, agreements and obligations hereunder (including, for the avoidance of doubt, those covenants, agreements and obligations hereunder that relate to the provisions of the Business Combination Agreement), and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement has been duly authorized by all necessary corporate or other action on the part of the Shareholder. This Agreement has been duly and validly executed and delivered by the Shareholder and constitutes a valid, legal and binding agreement of the Shareholder (assuming that this Agreement is duly authorized, executed and delivered by MAAC and the Company), enforceable against the Shareholder in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

(c) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of the Shareholder with respect to the Shareholder’s execution, delivery or performance of his, her or its covenants, agreements or obligations under this Agreement (including, for the avoidance of doubt, those covenants, agreements and obligations under this Agreement that relate to the provisions of the Business Combination Agreement) or the consummation of the transactions contemplated hereby, except for any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not reasonably be expected to adversely affect the ability of the Shareholder to perform, or otherwise comply with, any of his, her or its covenants, agreements or obligations hereunder in any material respect.

[5]	Note to Draft: To be included for the Founder and Matthew Gline.

(d) Subject to the due execution and delivery of the Company Shareholder Written Consent and that certain Large Lot Shareholders’ Consent and Waiver and Founder’s Waiver relating to the transactions contemplated by the Business Combination Agreement on or prior to the date hereof, none of the execution or delivery of this Agreement by the Shareholder, the performance by the Shareholder of any of his, her or its covenants, agreements or obligations under this Agreement (including, for the avoidance of doubt, those covenants, agreements and obligations under this Agreement that relate to the provisions of the Business Combination Agreement) or the consummation of the transactions contemplated hereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) if the Shareholder is not an individual, result in any breach of any provision of the Shareholder’s Governing Documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract to which the Shareholder is a party, (iii) violate, or constitute a breach under, any Order or applicable Law to which the Shareholder or any of his, her or its properties or assets are bound or (iv) result in the creation of any Lien upon the Subject Company Shares (other than as expressly provided under this Agreement), except, in the case of any of clauses (ii) and (iii) above, as would not reasonably be expected to adversely affect the ability of the Shareholder to perform, or otherwise comply with, any of his, her or its covenants, agreements or obligations hereunder in any material respect.

(e) The Shareholder is, as of the date hereof, the record and beneficial owner of the Company Pre-Closing Common Shares set forth on Schedule A hereto. The Shareholder has the sole right to vote (and provide consent in respect of, as applicable) the Subject Company Shares and, except for this Agreement, the Business Combination Agreement and the Company Shareholders Agreement, the Shareholder is not party to or bound by (i) any option, warrant, purchase right or other Contract that would reasonably be expected (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)) to require the Shareholder to Transfer any of the Subject Company Shares or (ii) any voting trust, proxy or other Contract with respect to the voting or Transfer of any of the Subject Company Shares (other than the Company Shareholders Agreement and the other Governing Documents of the Company) that would reasonably be expected to adversely affect the ability of the Shareholder to perform, or otherwise comply with, any of his, her or its covenants, agreements or obligations hereunder in any material respect.

(f) There is no Proceeding pending or, to the Shareholder’s knowledge, threatened against or involving the Shareholder or any of his, her or its Affiliates that, if adversely decided or resolved, would reasonably be expected to adversely affect the ability of the Shareholder to perform, or otherwise comply with, any of its covenants, agreements or obligations under this Agreement in any material respect.

(g) The Shareholder, on his, her or its own behalf and on behalf of his, her or its Representatives, acknowledges, represents, warrants and agrees that he, she or it has conducted his, her or its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of, MAAC and the transactions contemplated by this Agreement, the Business Combination Agreement and the other applicable Ancillary Documents to which he, she or it is or will be a party as he, she or it and his, her or its Representatives have deemed necessary to enable him, her or it to make an informed decision with respect to the execution, delivery and performance of this Agreement or the other Ancillary Documents to which he, she or it is or will be a party and the transactions contemplated hereby and thereby.

(h) In entering into this Agreement and the other Ancillary Documents to which he, she or it is or will be a party, the Shareholder has relied solely on his, her or its own investigation and analysis and the representations and warranties expressly set forth in the Ancillary Documents to which he, she or it is or will be a party (including the PIPE Subscription Agreement entered into by and among the Shareholder, the Company and MAAC on the date hereof, if applicable) and no other representations or warranties of MAAC, the Company or any other Person, either express or implied, and the Shareholder, on his, her or its own behalf and on behalf of his, her or its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in this Agreement or in the other Ancillary Documents to which he, she or it is or will be a party (including the PIPE Subscription Agreement entered into by and among the Shareholder, the Company and MAAC on the date hereof, if applicable), none of MAAC, the Company or any other Person makes or has made any representation or warranty, either express or implied, to the Shareholder in connection with or related to this Agreement, the Business Combination Agreement or the other Ancillary Documents or the transactions contemplated hereby or thereby.

4. Company and MAAC Acknowledgement. In entering into this Agreement, the Business Combination Agreement and the other Ancillary Documents to it is or will be a party, each of the Company and MAAC have not relied on any representations or warranties of the Shareholder, either express or implied, except for the representations and warranties of the Shareholder expressly set forth in this Agreement or in the other Ancillary Documents to which he, she or it is or will be a party (including the PIPE Subscription Agreement entered into by and among the Shareholder, the Company and MAAC on the date hereof, if applicable).

5. Transfer of Subject Securities. From and after the date hereof and until the earlier of (A) the termination of this Agreement in accordance with its terms and (B) the Effective Time, the Shareholder agrees not to (a) Transfer any of the Subject Company Shares, (b) enter into (i) any option, warrant, purchase right, or other Contract that would reasonably be expected (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)) to require the Shareholder to Transfer the Subject Company Shares or (ii) any voting trust, proxy or other Contract with respect to the voting or Transfer of the Subject Company Shares, or (c) take any actions in furtherance of any of the matters described in the foregoing clauses (a) or (b), unless, in the case of clauses (a) through (c), the Shareholder causes any transferee of any such Transfer to enter into a written agreement in form and substance reasonably satisfactory to MAAC and the Company agreeing to be bound by this Agreement (which will include, for the avoidance of doubt, all of the covenants, agreements and obligations of the Shareholder hereunder and the making of all the representations and warranties of the Shareholder set forth in Section 3 with respect to such transferee and his, her or its Subject Company Shares received upon such Transfer, as applicable) prior and as a condition to the occurrence of such Transfer; provided that, if the Shareholder is not an individual, a Transfer of securities in the Shareholder by an equityholder of the Shareholder shall not require the transferee to enter into such written agreement so long as (x) following such Transfer, the Shareholder continues to hold the Subject Company Shares and to have the exclusive right to vote and to take all other actions related to the ownership of the Subject Company Shares without restriction and (y) such Transfer would otherwise be permitted under the Shareholders Agreement. For purposes of this Agreement, “Transfer” means any direct or indirect sale, transfer, assignment, pledge, mortgage, exchange, hypothecation, grant of a security interest in or disposition or encumbrance of an interest (whether with or without consideration, whether voluntarily or involuntarily or by operation of law or otherwise).

6. Termination. This Agreement shall automatically terminate, without any notice or other action by any Party, and be void ab initio upon the earlier of (a) the Effective Time and (b) the termination of the Business Combination Agreement in accordance with its terms. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or Liabilities under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) the termination of this Agreement pursuant to clause (b) of this Section 6 shall not affect any Liability on the part of any Party for a Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination or Fraud, (ii) Section 2(b), Section 2(c) and the

representations and warranties set forth in Sections 3(g) and (h) shall each survive any termination of this Agreement, (iii) Section 2(d) (solely to the extent that it relates to Section 8.18 (Trust Account Waiver) of the Business Combination Agreement) shall survive any termination of this Agreement pursuant to Section 6(b) and (iv) this Section 6 and Sections 8, 9, 10, 11, 12, 13, 14 and 15 shall survive any termination of this Agreement. For purposes of this Section 6, (x) “Willful Breach” means a material breach of this Agreement that is a consequence of an act or a failure to act by the breaching Party with the knowledge that the taking of such act or such failure to act would, or would reasonably be expected to, constitute or result in a breach of this Agreement and (y) “Fraud” means an act or omission by a Party, and requires: (A) a false or incorrect representation or warranty expressly set made by such Party in this Agreement, (B) with actual knowledge (as opposed to constructive, imputed or implied knowledge) by the Party making such representation or warranty that such representation or warranty expressly set forth in this Agreement is false or incorrect, (C) an intention to deceive another Party, to induce him, her or it to enter into this Agreement, (D) another Party, in justifiable or reasonable reliance upon such false or incorrect representation or warranty expressly set forth in this Agreement, causing such Party entering into this Agreement, and (E) another Party suffering damage by reason of such reliance. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud or any torts (including a claim for fraud or alleged fraud) based on negligence or recklessness.

7. Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, (a) the Shareholder makes no agreement or understanding herein in any capacity other than in such Shareholder’s capacity as a record holder and beneficial owner of the Subject Company Shares and, (i.e., if such Shareholder is an individual, not in such Shareholder’s capacity as a director, officer or employee of any Group Company or in such Shareholder’s capacity as a trustee or fiduciary of any Company Equity Plan, as applicable), and (b) nothing herein will be construed to limit or affect any action or inaction by such Shareholder if such Shareholder is an individual, or, if such Shareholder is not an individual, any representative of such Shareholder serving as a member of the board of directors of any Group Company or as an officer, employee or fiduciary of any Group Company or any Company Equity Plan, in each case, acting in such person’s capacity as a director, officer, employee or fiduciary of such Group Company or any Company Equity Plan.

8. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by e-mail (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the email was sent to the intended recipient thereof without an “error” or similar message that such email was not received by such intended recipient)), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:

If to MAAC, to:

c/o Patient Square Capital

724 Oak Grove, Suite 130

Menlo Park, California 94025

Attention:            Maria Walker

Email:                   maria@patientsquarecapital.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention:            Michael Weisser, P.C.; Ryan Brissette

Email:                   michael.weisser@kirkland.com; ryan.brissette@kirkland.com

If to the Company, to:

Roivant Sciences Ltd.

Suite 1, 3rd Floor,

11-12 St. James’s Square,

London SW1Y 4LB,

United Kingdom

Attention:     Matthew Gline

E-mail:         matthew.gline@roivant.com

                      legalnotices@roivant.com

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

Attention:    Derek Dostal; Lee Hochbaum; Brian Wolfe

Email:          derek.dostal@davispolk.com; lee.hochbaum@davispolk.com;

                      brian.wolfe@davispolk.com

If to the Shareholder, to the address on the Shareholder’s signature page hereto or to an address of such Shareholder in the books and records of the Company;

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

9. Entire Agreement. This Agreement, the Business Combination Agreement and documents referred to herein and therein (including the Ancillary Documents) constitute the entire agreement of the Parties with respect to the subject matter of this Agreement, and supersede all prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter of this Agreement, except as otherwise expressly provided in this Agreement.

10. Amendments and Waivers; Assignment. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed by the Shareholder, the Company and MAAC. Notwithstanding the foregoing, no failure or delay by any Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assignable by the Shareholder or the Company without MAAC’s prior written consent (to be withheld or given in its sole discretion) or by MAAC without the Company’s prior written consent (to be withheld or given in its sole discretion). Any attempted assignment of this Agreement not in accordance with the terms of this Section 10 shall be null and void ab initio.

11. Fees and Expenses. Except, in the case of MAAC and the Company, as otherwise expressly set forth in the Business Combination Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses.

12. No Third Party Beneficiaries. This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and permitted assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement. Nothing in this Agreement, expressed or implied, is intended to, or shall be deemed to, create a joint venture.

13. Miscellaneous. Sections 8.5 (Governing Law), 8.7 (Construction; Interpretation), 8.10 (Severability), 8.11 (Counterparts; Electronic Signatures), 8.15 (Waiver of Jury Trial), 8.16 (Submission to Jurisdiction) and 8.17 (Remedies) of the Business Combination Agreement are incorporated herein by reference and shall apply to this Agreement, mutatis mutandis.

14. No Ownership Interest. Nothing contained in this Agreement will be deemed to vest in MAAC or any MAAC Non-Party Affiliate any direct or indirect ownership or incidents of ownership of or with respect to the Subject Company Shares. All rights, ownership and economic benefits of and relating to the Subject Company Shares shall remain vested in and belong to the Shareholder, and MAAC (and each MAAC Non-Party Affiliate) shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of Company or exercise any power or authority to direct Shareholder in the voting of any of the Subject Company Shares, except as otherwise expressly provided herein with respect to the Subject Company Shares. Except as otherwise set forth in Section 1, the Shareholder shall not be restricted from voting in favor of, against or abstaining with respect to any other matters presented to the stockholders of the Company. Without limiting the foregoing, nothing in this Agreement shall obligate or require the Shareholder to exercise an option to purchase any Company Shares.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed and delivered this Transaction Support Agreement as of the date first above written.

MONTES ARCHIMEDES ACQUISITION CORP.

By:
Name:
Title:

ROIVANT SCIENCES LTD.

By:
Name:
Title:

[Signature Page to Transaction Support Agreement]

IN WITNESS WHEREOF, the Parties have executed and delivered this Transaction Support Agreement as of the date first above written.

[SHAREHOLDER(S)]

By:
Name:
Title:

[Signature Page to Transaction Support Agreement]

SCHEDULE A6

Class/Series of Securities	Number of Shares
Company Pre-Closing Common Shares	[•]

[6]	Note to Draft: Company to complete for each Company Shareholder.

SCHEDULE B

The Company Shareholders Agreements.